Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES CLOSING ON $50 MILLION

DOLLAR CREDIT FACILITY

Shenandoah, Iowa, March 23, 2007 (Market Wire) Green Plains Renewable Energy, Inc. (the “Company”) (NASDAQ: GPRE) (AMEX: GPRE) today announced that it has closed on a $50 Million Dollar Credit Facility that the Company will use to complete the construction of its second 50 million gallon ethanol plant being built near Superior, Iowa. Farm Credit Services of America, FLCA (“Farm Credit”) and CoBank along with other participating lenders, have provided the loans to the Company. Construction of the Superior plant commenced in August of 2006. The plant is expected to be completed and commence operations near the end of 2007.

GPRE’s CEO, Wayne Hoovestol, said today, “We would like to once again thank Mr. Tom Houser at CoBank and Farm Credit for the assistance they have given us on both of our plants in Iowa, and for their commitment to our Company in helping us further our business plans. This is an exciting time for our Company with the plant in Shenandoah being so near completion, and the Superior plant planned to commence operations near the end of the year. I would also like to take this opportunity to say thank you to all of our shareholders who have made everything we are doing possible.”

About Green Plains Renewable Energy, Inc.

GPRE is currently building two 50 million gallon name-plate ethanol facilities in Iowa. The first is being built in Shenandoah, Iowa. The second is being built near Superior, Iowa. Start-up of the Shenandoah plant is expected in mid-2007. The Superior plant is anticipated to begin production near the end of 2007. Once both plants are completed, the Company anticipates that it will have approximately 110 million gallons of ethanol production (10% over name-plate) in 2008. The Company intends to expand the production capacity at both of these plants in the future and intends to build other plants at other locations.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE'S SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Green Plains Renewable Energy, Inc. - www.gpreethanol.com

Contact: Green Plains Renewable Energy, Inc. - 712.246.2932